Exhibit 99.1

Jasper Therapeutics Announces Pricing of $90 Million Public Offering of Common Stock

REDWOOD CITY, Calif., January 25, 2023 (GLOBE NEWSWIRE) – Jasper Therapeutics, Inc. (Nasdaq: JSPR) (“Jasper”), a biotechnology company focused on developing novel antibody therapies targeting c-Kit (CD117) to address diseases such as chronic spontaneous urticaria and lower to intermediate risk myelodysplastic syndromes (MDS) as well as novel stem cell transplant conditioning regimes, announced today the pricing of its underwritten public offering of 60,000,000 shares of its common stock. Each share of common stock will be sold at a public offering price of $1.50 per share, for gross proceeds of approximately $90 million, before deducting underwriting discounts and commissions and offering expenses. Jasper intends to use the net proceeds from the offering for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses. In addition, Jasper has granted the underwriters a 30-day option to purchase up to 9,000,000 additional shares of its common stock, at the public offering price, less underwriting discounts and commissions. All of the shares of common stock are being offered by Jasper. The offering is expected to close on or about January 27, 2023, subject to the satisfaction of customary closing conditions.

Credit Suisse Securities (USA) LLC and William Blair & Company, L.L.C. are acting as the active book-running managers for the proposed offering. Oppenheimer & Co. Inc. is acting as a passive book-running manager for the proposed offering.

The securities described above were offered by Jasper pursuant to an effective “shelf” registration statement on Form S-3 (File No. 333-267777) previously filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2022 and declared effective by the SEC on October 18, 2022. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement and the accompanying prospectus relating to and describing the offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by calling toll-free (800) 221-1037 or by emailing newyork.prospectus@credit-suisse.com, William Blair & Company, L.L.C., Attention: Prospectus Department, 150 North Riverside Plaza, Chicago, IL 60606, by calling toll-free (800) 621-0687, or by emailing prospectus@williamblair.com or Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Jasper

Jasper is a clinical-stage biotechnology company developing briquilimab, a monoclonal antibody targeting c-Kit (CD117) as a therapeutic for chronic mast and stem cell diseases such as chronic urticaria and lower to intermediate risk myelodysplastic syndromes (MDS) and as a conditioning agent for stem cell transplants for rare diseases such as sickle cell disease (SCD), Fanconi anemia (FA) and severe combined immunodeficiency (SCID). To date, briquilimab has a demonstrated efficacy and safety profile in over 130 dosed subjects and healthy volunteers, with clinical outcomes as a conditioning agent in SCID, acute myeloid leukemia (AML), MDS, FA, and SCD. In addition, briquilimab is being advanced as a transformational non-genotoxic conditioning agent for gene therapy.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the completion of the underwritten public offering and the anticipated proceeds from the offering and the use of such proceeds. These statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties involved include those associated with general economic and market conditions and our ability to satisfy closing conditions applicable to the offering, as well as other risk factors and matters set forth in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and the preliminary prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

John Mullaly (investors)

LifeSci Advisors

617-429-3548

jmullaly@lifesciadvisors.com

Jeet Mahal (investors)

Jasper Therapeutics

650-549-1403

jmahal@jaspertherapeutics.com

Lauren Barbiero (media)

Real Chemistry

646-564-2156

lbarbiero@realchemistry.com